Exhibit 99.2

Orion Energy Systems, Inc

Supplemental Information

Fiscal 2012 Fourth Quarter and Twelve Months Ended March 31, 2012

June 7, 2012

On June 7, 2012, Orion Energy Systems, Inc. issued a press release announcing financial results for our fiscal 2012 fourth quarter and full fiscal year ended March 31, 2012. The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the fourth quarter and twelve months ended March 31, 2012. Therefore, the accompanying information provided below should be read in conjunction with the earnings press release, including the note therein regarding the restatement of our fiscal 2011 financial statements.

Statement of Operations

Revenue. Product revenue decreased from $23.4 million for the fiscal 2011 fourth quarter to $19.0 million for the fiscal 2012 fourth quarter, a decrease of $4.4 million, or 19%. The decrease in product revenue was a result of decreased sales of our energy management products due to a difficult capital spending environment. Service revenue increased from $2.2 million for the fiscal 2011 fourth quarter to $2.4 million for the fiscal 2012 fourth quarter, an increase of $0.2 million or 9%. The increase in service revenues was a result of the increase in sales of solar photovoltaic, or PV, systems and the related installation revenue as total revenue from solar PV systems was $4.4 million for the fiscal 2012 fourth quarter compared to $1.8 million for the fiscal 2011 fourth quarter. Product revenue increased from $75.9 million for fiscal 2011 to $90.8 million for fiscal 2012, an increase of $14.9 million, or 20%. The increase in product revenue was due to an increase of $19.8 million from our sales of PV systems. Service revenue increased from $6.2 million for fiscal 2011 to $9.8 million for fiscal 2012, an increase of $3.6 million, or 58%. The increase in service revenue was due to increased revenue from the related installation services resulting from the increased sales of PV systems during fiscal 2012. Our service revenue from sales of our HIF energy efficiency systems decreased as a result of the increased percentage of total revenue to our wholesale channels where services are not provided. We believe that our HIF energy efficiency business continues to be challenged by a difficult capital spending environment. Accordingly, we believe that the opportunity for our Orion Throughput Agreements, or OTAs, financed sales will continue to increase during fiscal 2013.

Backlog. Total order backlog as of March 31, 2012 was $41.4 million, which included $36.1 million of solar PV orders, compared to a backlog of $50.6 million as of December 31, 2011, which included $44.4 million of solar PV orders. We currently expect approximately $22.4 million of our backlog to be recognized as revenue in fiscal 2013 and the remainder in future years. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized between three and 24 months from receipt of order, dependent upon the size and complexity of the project. The roll-forward of cash backlog from March 31, 2011 to March 31, 2012 is as follows (in millions):

Backlog – March 31, 2011	$21.2
FY12 – Plus: Cash orders and OTA contracts at net present value of future cash flows	122.6
FY12 – Less: Revenue recognized during fiscal 2012	(100.6)
FY12 – Plus: Portion of revenue recognized from PPAs during fiscal 2012	0.6
FY12 – Less: Other miscellaneous	(2.4)

Backlog – March 31, 2012	$41.4

Cost of Revenue and Gross Margin. Our cost of product revenue decreased from $15.6 million for the fiscal 2011 fourth quarter to $12.4 million for the fiscal 2012 fourth quarter, a decrease of $3.2 million, or 21%. Our cost of service revenue increased from $1.5 million for the fiscal 2011 fourth quarter to $2.0 million for the fiscal 2012 fourth quarter, an increase of $0.5 million, or 33%. Total gross margin was 33.0% and 33.3% for the fiscal 2011 fourth quarter and fiscal 2012 fourth quarter, respectively. Our gross margin on renewable revenues was 24.3% during the fiscal 2012 fourth quarter and our gross margin from our HIF integrated systems revenue for the fiscal 2012 fourth quarter was 35.6%. Cost of product revenue increased from $49.8 million for fiscal 2011 to $62.8 million for fiscal 2012, an increase of $13.0 million, or 26%. Cost of service revenue increased from $4.6 million for fiscal 2011 to $7.7 million for fiscal 2012, an increase of $3.1 million, or 67%. Total gross margins declined to 29.9% for fiscal 2012 from 33.7% for fiscal 2011. The decrease in total gross margin in fiscal 2012 was due to the higher mix of renewables revenue which has lower gross margins than sales of our HIF energy management systems. Gross margins from the sale of our solar PV systems were 18.2% for fiscal 2012 and our gross margins from the sale of our HIF energy management systems were 34.5% for fiscal 2012.

General and Administrative Expenses. Our general and administrative expenses decreased from $3.0 million for the fiscal 2011 fourth quarter to $2.7 million for the fiscal 2012 fourth quarter, a decrease of $0.3 million, or 10%. The decrease was a result of decreased expenses for compensation and legal expenses. Our general and administrative expenses decreased from $11.7 million for fiscal 2011 to $11.4 million for fiscal 2012, a decrease of $0.3 million, or 3%. The decrease was a result of $0.4 million in reduced legal expenses and a $0.3 million reduction in compensation costs and other discretionary spending, offset by an increase in depreciation of $0.4 million resulting from the new enterprise resource planning, or ERP, system put into service at the beginning of fiscal year 2012.

Sales and Marketing Expenses. Our sales and marketing expenses increased from $3.6 million for the fiscal 2011 fourth quarter to $4.0 million for the fiscal 2012 fourth quarter, an increase of $0.4 million, or 11%. Our sales and marketing expenses increased from $13.7 million for fiscal 2011 to $15.6 million for fiscal 2012, an increase of $1.9 million, or 14%. The increase was a result of our investment into the formation and staffing of our telemarketing function, the establishment and staffing of a Houston technology center, headcount additions for retail sales and sales and project management to support the increase in our solar PV revenue during fiscal 2012. Total sales and marketing employee headcount was 85 and 100 at March 31, 2011 and March 31, 2012, respectively.

Research and Development Expenses. Our research and development (R&D) expenses increased from $0.5 million for the fiscal 2011 fourth quarter to $0.7 million for the fiscal 2012 fourth quarter, an increase of $0.2 million, or 40%. Our research and development expenses increased from $2.3 million for fiscal 2011 to $2.5 million for fiscal 2012, an increase of $0.2 million, or 9%. The increase in expenses for fiscal 2012 was due to increased spending on the development of new product offerings, including our light emitting diode, or LED, product and energy management controls initiatives.

Interest Expense. Our interest expense was relatively flat at $0.2 million for the fiscal 2011 and fiscal 2012 fourth quarter. Our interest expense increased from $0.4 million for fiscal 2011 to $0.6 million for fiscal 2012, an increase of $0.2 million, or 50%. The increase in interest expense for fiscal 2012 was due to the full year impact of additional debt funding completed during fiscal 2011 and additional debt funding completed during fiscal 2012 for the purpose of financing our OTA projects.

Gain (loss) on sale of receivables. Our loss from the sale of receivables from our OTA contracts decreased from $1.0 million for fiscal 2011 to a gain from the sale of receivables of $32,000 for fiscal 2012. Due to the establishment of multiple financing arrangements for OTAs during fiscal 2011 and 2012, in future periods, we do not expect to sell OTA contracts at significant losses similar to fiscal 2011.

Interest Income. Our interest income increased from $0.1 million for the fiscal 2011 fourth quarter to $0.3 million for the fiscal 2012 fourth quarter, an increase of $0.2 million, or 200%. Interest income increased from $0.6 million for fiscal 2011 to $0.9 million for fiscal 2012, an increase of $0.3 million, or 50%. Interest income increased due to an increase in the number and dollar amount of completed OTA contracts and the related interest income under the financing terms.

Income Taxes. Our income tax benefit decreased from $0.3 million for the fiscal 2011 fourth quarter to $0.1 million for the fiscal 2012 fourth quarter, a decrease of $0.2 million, or 67%. Our income taxes increased from a benefit of $1.2 million for fiscal year 2011 to income tax expense of $0.4 million for fiscal 2012. Our effective income tax rate for the fiscal year 2011 was a benefit rate of 137.8%, compared to an income tax rate of 43.3% for the fiscal year 2012. During the fourth quarter of fiscal 2011, we converted almost all of our existing incentive stock options, or ISOs, to non-qualified stock options, or NQSOs. This conversion was applied retrospectively allowing us to benefit from $0.6 million of income tax expense related to non-deductible ISO stock compensation expense that was previously deferred for income tax purposes. The conversion reduced our effective tax rate for the full fiscal year to a benefit rate of 137.8% from a pre-conversion income tax expense rate of 69.8%. The conversion of ISOs to NQSOs greatly reduced the effective tax rate volatility that we have historically experienced at nominal pre-tax earnings levels. The change in tax rate versus the prior fiscal year is due to the difference between taxable losses during fiscal 2011 and the related impact of the non-deductible stock compensation expense and taxable income during fiscal 2012, along with the impact of federal credits available to us.

Statement of Cash Flows

Cash Flows Related to Operating Activities. Cash used in operating activities primarily consist of net income adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.

Cash provided by operating activities for fiscal 2012 was $11.5 million and consisted of net cash provided from changes in operating assets and liabilities of $5.9 million and net income adjusted for non-cash expense items of $5.6 million. Cash provided by working capital improvements was primarily due to the completion of contracts and a reduction in deferred project costs, improved collections of our accounts receivable and an increase in accounts payable related to payment terms on inventory purchases during the fiscal 2012 fourth quarter. These benefits were partially offset by a decrease in deferred revenue related to project completions and an increase in inventory for purchases described in the section below.

Cash used in operating activities for fiscal 2011 was $8.6 million and consisted of net cash of $13.8 million used for working capital purposes offset by net income adjusted for non-cash expense items of $5.2 million. Cash used for working capital consisted of an increase of $12.9 million in accounts receivable due to the increase in revenue and advanced customer billings, an $8.0 million increase in deferred contract costs for material and service expenses incurred for in-process projects and a $3.1 million increase in inventory for purchases of ballast components and wireless controls inventories. Cash provided by working capital included a $9.7 million increase in deferred revenue for advanced customer billings and a $4.7 million increase in accounts payable related to payment terms on inventory purchases during the fiscal 2011 fourth quarter.

Cash Flows Related to Investing Activities. For fiscal 2012, cash used in investing activities was $4.5 million which included $4.3 million for capital improvements related to our information technology systems, manufacturing and tooling improvements and facility investments and $0.2 million for investment in patent activities.

For fiscal 2011, cash used in investing activities was $5.1 million which included $2.6 million for capital improvements related to our information technology systems, renewable technologies, manufacturing and tooling improvements and facility investments, $2.3 million invested in equipment related to our PPA finance programs and $0.2 million for patent investments.

Cash Flows Related to Financing Activities. For fiscal 2012, cash flows provided by financing activities were $4.5 million. This included $6.0 million in new debt borrowings to fund OTAs, $1.0 million for excess tax benefits from stock-based compensation and $0.2 million received from stock option and warrant exercises. Cash flows used in financing activities included $1.9 million for repayment of long-term debt, $0.7 million used for common share repurchases and $0.1 million for debt closing costs.

For fiscal 2011, cash flows provided by financing activities were $2.0 million. This included $3.7 million in new debt borrowings to fund OTA projects and $0.5 million received from stock option and warrant exercises. Cash flows used in financing activities included $2.0 million for repayment of long-term debt, $0.1 million for tax expense from stock based compensation and $0.1 million for costs related to the credit agreement.

Working Capital

Our net working capital as of March 31, 2012 was $44.5 million, consisting of $67.2 million in current assets and $22.7 million in current liabilities. Our net working capital as of March 31, 2011 was $40.0 million, consisting of $64.2 million in current assets and $24.2 million in current liabilities. Our current accounts receivables decreased from our prior fiscal year end by $4.2 million as a result of increased collections and our increased revenues from our solar PV systems. Our net collection terms for solar PV sales are typically net 25 days or less versus our 30-60 day collection terms for sales of our lighting and energy management systems. Our inventories increased from our fiscal 2011 year end by $2.3 million due to an increase in the level of our fluorescent lamp inventories. During fiscal 2012, we increased our inventories of fluorescent lamps by $2.2 million due to concerns over shortages of rare earth minerals used in the production of fluorescent lamps.

Capital Spending

Capital expenditures totaled $4.3 million for fiscal 2012 due to investments in information technologies, training and research facility additions, other tooling and equipment for new products, as well as cost improvements in our manufacturing facility. We expect to incur a total of approximately $3.5 to $3.7 million in capital expenditures during fiscal year 2013, excluding capital to support our OTA contracts. Our capital spending plans predominantly consist of further cost improvements in our manufacturing facility, improvements to our building and headquarters, new product development and investment in information technology systems. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.

Liquidity and Capital Resources

We had approximately $23.0 million in cash and cash equivalents and $1.0 million in short-term investments as of March 31, 2012, compared to $11.6 million and $1.0 million at March 31, 2011. Additionally, as of March 31, 2012, we had $13.3 million of borrowing availability under our revolving credit agreement. We also had $1.8 million of availability on our OTA credit agreement which was completed during the second quarter of fiscal 2012, which can be utilized for the sole purpose of funding customer OTA projects through September 2012. During fiscal 2012, we borrowed $6.0 million to finance our OTA projects. We believe that having multiple funding sources for our internally held OTA contracts, as well as having multiple external sources that will purchase the OTA contracts from us, has greatly reduced the cash strain created by funding these contracts ourselves and is no longer an impediment to our ability to increase the number of OTA contracts we complete in the future. We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated cash needs for at least the next 12 months, dependent upon our growth opportunities with our cash and finance customers.

Statistical Data

The following table presents certain statistical data, cumulative from December 1, 2001 through March 31, 2012, regarding sales of our HIF lighting systems, total units sold (including HIF lighting systems), customer kilowatt demand reduction, customer kilowatt hours saved, customer electricity costs saved, indirect carbon dioxide emission reductions from customers’ energy savings, and square footage we have retrofitted. The assumptions behind our calculations are described in the footnotes to the table below.

Cumulative From December 1, 2001 Through March 31, 2012
(in thousands, unaudited)
HIF lighting systems sold (1)	2,304
Total units sold (including HIF lighting systems)	3,122
Customer kilowatt demand reduction (2)	724
Customer kilowatt hours saved (2)(3)	20,606,469
Customer electricity costs saved (4)	$1,586,698
Indirect carbon dioxide emission reductions from customers’ energy savings (tons) (5)	13,674
Square footage retrofitted (6)	1,195,491

(1)	“HIF lighting systems” includes all HIF units sold under the brand name “Compact Modular” and its predecessor, “Illuminator.”
(2)	A substantial majority of our HIF lighting systems, which generally operate at approximately 224 watts per six-lamp fixture, are installed in replacement of HID fixtures, which generally operate at approximately 465 watts per fixture in commercial and industrial applications. We calculate that each six-lamp HIF lighting system we install in replacement of an HID fixture generally reduces electricity consumption by approximately 241 watts (the difference between 465 watts and 224 watts). In retrofit projects where we replace fixtures other than HID fixtures, or where we replace fixtures with products other than our HIF lighting systems (which other products generally consist of products with lamps similar to those used in our HIF systems, but with varying frames, ballasts or power packs), we generally achieve similar wattage reductions (based on an analysis of the operating wattages of each of our fixtures compared to the operating wattage of the fixtures they typically replace). We calculate the amount of kilowatt demand reduction by multiplying (i) 0.241 kilowatts per six-lamp equivalent unit we install by (ii) the number of units we have installed in the period presented, including products other than our HIF lighting systems (or a total of approximately 3.1 million units).
(3)	We calculate the number of kilowatt hours saved on a cumulative basis by assuming the demand (kW) reduction for each fixture and assuming that each such unit has averaged 7,500 annual operating hours since its installation.
(4)	We calculate our customers’ electricity costs saved by multiplying the cumulative total customer kilowatt hours saved indicated in the table by $0.077 per kilowatt hour. The national average rate for 2011, which is the most current full year for which this information is available, was $0.1002 per kilowatt hour according to the United States Energy Information Administration.

(5)	We calculate this figure by multiplying (i) the estimated amount of carbon dioxide emissions that result from the generation of one kilowatt hour of electricity (determined using the Emissions and Generation Resource Integration Database, or EGrid, prepared by the United States Environmental Protection Agency), by (ii) the number of customer kilowatt hours saved as indicated in the table.
(6)	Based on 3.1 million total units sold, which contain a total of approximately 15.5 million lamps. Each lamp illuminates approximately 75 square feet. The majority of our installed fixtures contain six lamps and typically illuminate approximately 450 square feet.

Safe Harbor Statement

Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, including increasing customer preference to purchase our products through our Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) our ability to effectively manage the credit risk associated with our increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (ix) the increasing relative volume of our product sales through our wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) our development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; (xvi) potential warranty claims; (xvii) our failure to maintain effective internal controls; and (xviii) changes based on the Company’s completion of its financial statement restatement process. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.